Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	July 25, 2023		Executive Vice President & Chief Financial Officer

ENCORE WIRE REPORTS STRONG SECOND QUARTER RESULTS; HIGHLIGHTS SHARE REPURCHASES DURING QUARTER; BOARD INCREASES SHARE REPURCHASE AUTHORIZATION
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) (“Encore Wire” or the “Company”) today announced results for the second quarter of 2023.
Second Quarter and YTD 2023 Highlights
•Second Quarter Earnings per diluted share of $6.01; YTD Earnings per diluted share of $12.53
•Second Quarter Net Income of $104.7 million; YTD Net Income of $224.2 million
•Gross Profit of 26.1% in the second quarter of 2023; 28.6% YTD in 2023
•Cash on hand of $667.8 million as of June 30, 2023; $730.6 million as of December 31, 2022
•Capital expenditures of $74.7 million YTD in 2023
•Company repurchased 772,931 shares during the quarter and 1,475,409 YTD in 2023
•Total cash outlay for share repurchases of $126.7 million during the quarter and $253.8 million YTD in 2023
•In June 2023, the Company's Board of Directors increased the repurchase authorization back up to a full 2,000,000 shares of our common stock through March 31, 2024
Net sales for the second quarter ended June 30, 2023 were $636.5 million compared to $838.2 million in the second quarter ended June 30, 2022. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 1.3% in the second quarter of 2023 versus the second quarter of 2022. The decrease in net sales was driven by an anticipated decrease in the average selling price in the second quarter of 2023 compared to the second quarter of 2022. Aluminum wire represented 14.4% of net sales in the second quarter of 2023 compared to 15.0% in the second quarter of 2022.
Gross profit percentage for the second quarter of 2023 was 26.1% compared to 38.3% in the second quarter of 2022. The average selling price of wire per copper pound sold decreased 24.5% in the second quarter of 2023 versus the second quarter of 2022, while the average cost of copper per pound purchased decreased 11.2%. This resulted in the gradual abatement of copper spreads during the quarter, primarily driven by the decrease in the average selling price noted above, which resulted in the decreased gross profit margin in the second quarter of 2023 compared to the second quarter of 2022.
Net income for the second quarter of 2023 was $104.7 million versus $210.5 million in the second quarter of 2022. Fully diluted earnings per common share were $6.01 in the second quarter of 2023 versus $10.71 in the second quarter of 2022.
On a sequential quarter basis, net sales for the second quarter ended June 30, 2023 were $636.5 million compared to $660.5 million in the first quarter ended March 31, 2023. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 10.4% in the second quarter of 2023 versus the first quarter of 2023. The slight decrease in net sales was driven by an anticipated decrease in the average selling price in the second quarter of 2023 compared to the first quarter of 2023, partially offset by increased volumes in the current quarter. Aluminum wire represented 14.4% of net sales in the second quarter of 2023 compared to 14.6% in the first quarter of 2023.
Gross profit percentage for the second quarter of 2023 was 26.1% compared to 31.1% in the first quarter of 2023. The average selling price of wire per copper pound sold decreased 12.4% in the second quarter of 2023 versus the first quarter of 2023, while the average cost of copper per pound purchased decreased 5.3%. This resulted in the gradual abatement of copper spreads during the quarter, primarily driven by the decrease in the average selling price noted above, which resulted in the decreased gross profit margin in the second quarter of 2023 compared to the first quarter of 2023.

Net income for the second quarter of 2023 was $104.7 million versus $119.5 million in the first quarter of 2023. Fully diluted earnings per common share were $6.01 in the second quarter of 2023 versus $6.50 in the first quarter of 2023.
Net sales for the six months ended June 30, 2023 were $1.297 billion compared to $1.561 billion for the six months ended June 30, 2022. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 0.7% in the first six months of 2023 versus the first six months of 2022. The decrease in net sales was driven by an anticipated decrease in the average selling price in the first six months of 2023 compared to the first six months of 2022. Aluminum wire represented 14.5% of net sales in the first six months of 2023 compared to 13.4% in the first six months of 2022.
Gross profit percentage for the first six months of 2023 was 28.6% compared to 36.2% in the first six months of 2022. The average selling price of wire per copper pound sold decreased 18.5% in the first six months of 2023 versus the first six months of 2022, while the average cost of copper per pound purchased decreased 9.6%. This resulted in the gradual abatement of copper spreads during the first six months of 2023 versus the first six months of 2022. The increase in SG&A in the first six months of 2023 was primarily due to an increase in Stock Appreciation Rights (“SARs”) expense charges driven by the increase in our stock price at March 31, 2023 and June 30, 2023 versus December 31, 2022. We recorded $14.6 million in SARs expense in the first six months of 2023 compared to a $3.9 million SARs benefit recorded in the first six months of 2022, resulting in an $18.5 million increase in expenses period-over-period. No SARs were granted subsequent to January of 2020.
Net income for the first six months of 2023 was $224.2 million versus $372.1 million in the first six months of 2022. Fully diluted earnings per common share were $12.53 in the first six months of 2023 versus $18.62 in the first six months of 2022.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The second quarter marks our ninth consecutive quarter of elevated margins. Demand for our products has remained strong, and our build-to-ship model, combined with the increased throughput of our modern service center, allowed us to reach a near quarterly record of copper and aluminum pounds shipped. Our key suppliers continue to perform at a high level which positioned us favorably to meet customer demand in a timely manner. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, ongoing margin abatement remained gradual in the second quarter of 2023.
Our balance sheet remains very strong, and we remain committed to returning capital to shareholders, as evidenced by our ongoing share repurchases. We have no long-term debt, and our revolving line of credit remains untapped. We had $667.8 million in cash at June 30, 2023. During the second quarter we repurchased 772,931 shares of our common stock for a total cash outlay of $126.7 million. Since the first quarter of 2020 we have repurchased 4,447,686 shares of our common stock at an average price of $127.11, for a total cash outlay of $565.4 million. In June 2023, the Board of Directors increased the repurchase authorization back up to a full 2,000,000 shares of our common stock through March 31, 2024. We also declared a $0.02 cash dividend during the quarter.
We remain committed to reinvesting in our business with current and planned projects focused on increasing capacity, efficiency and vertical integration across our campus, which will continue to improve our service model. These types of organic investments have fueled our consistent growth since inception and position us well to continue to profitably capture market share for years to come.
In 2022 we began construction on a new, state of the art, cross-link polyethylene (XLPE) compounding facility to deepen vertical integration related to wire and cable insulation. XLPE insulation is used in many applications including Data Centers, Oil and Gas, Transit, Waste-Water Treatment facilities, Utilities, and Wind and Solar applications. We anticipate the new facility will be substantially complete by the end of the third quarter of 2023. Capital spending in 2023 through 2025 will further expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible company. Total capital expenditures were $148.4 million in 2022 and $74.7 million in the first six months of 2023. We expect total capital expenditures to range from $160 - $180 million in 2023, $150 - $170 million in 2024, and $80 - $100 million in 2025. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
I continue to believe that our operational agility, speed to market, and deep supplier relationships remain competitive advantages in serving our customers’ evolving needs and capturing market share in the current economic environment. As we continue to address near-term challenges, we remain focused on the long-term opportunities for our business. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the second quarter results on Wednesday, July 26, 2023, at 10:00 am Central time. Hosting the call will be Daniel L. Jones, Chairman, President and Chief Executive Officer, and Bret J. Eckert, Executive Vice President and Chief Financial Officer. Attendants may register at https://registrations.events/direct/ENC60364 to participate in the call. A confirmation email will be sent to all registrants containing a dial-in number and a unique passcode, which identifies you as the registered participant for this call and should only be used by the individual who has registered. Please plan to join this call at least five minutes prior to the scheduled start time. After entering your dial-in number, you will be prompted to enter your unique passcode, followed by the # key. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2022 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2023	2022	2023	2022
Net Income	$104,741	$210,538	$224,224	$372,070
Income Tax Expense	30,803	60,476	66,875	106,595
Interest Expense	102	102	202	203
Depreciation and Amortization	8,089	6,312	15,780	12,521
EBITDA	$143,735	$277,428	$307,081	$491,389

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$667,790	$730,557
Accounts receivable, net	463,318	498,762
Inventories, net	163,215	153,187
Income tax receivable	25,566	15,143
Prepaid expenses and other	8,625	3,992
Total current assets	1,328,514	1,401,641
Property, plant and equipment, net	683,747	616,601
Other assets	518	490
Total assets	$2,012,779	$2,018,732

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$90,725	$62,780
Accrued liabilities	70,725	81,381
Total current liabilities	161,450	144,161
Long-term liabilities:
Deferred income taxes and other	54,437	55,905
Total long-term liabilities	54,437	55,905
Total liabilities	215,887	200,066
Commitments and contingencies
Stockholders’ equity:
Common stock	272	271
Additional paid-in capital	94,468	83,622
Treasury stock	(658,798)	(402,639)
Retained earnings	2,360,950	2,137,412
Total stockholders’ equity	1,796,892	1,818,666
Total liabilities and stockholders’ equity	$2,012,779	$2,018,732

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	(Unaudited)				(Unaudited)

Net sales	$636,460	100.0%	$838,235	100.0%	$1,296,952	100.0%	$1,561,307	100.0%
Cost of goods sold	470,312	73.9%	517,463	61.7%	925,719	71.4%	996,788	63.8%
Gross profit	166,148	26.1%	320,772	38.3%	371,233	28.6%	564,519	36.2%

Selling, general, and administrative expenses	38,671	6.1%	50,405	6.0%	97,375	7.5%	86,616	5.5%
Operating income	127,477	20.0%	270,367	32.3%	273,858	21.1%	477,903	30.6%

Net interest and other income	8,067	1.3%	647	0.1%	17,241	1.3%	762	—%
Income before income taxes	135,544	21.3%	271,014	32.3%	291,099	22.4%	478,665	30.7%

Provision for income taxes	30,803	4.8%	60,476	7.2%	66,875	5.2%	106,595	6.8%
Net income	$104,741	16.5%	$210,538	25.1%	$224,224	17.2%	$372,070	23.8%
Earnings per common and common equivalent share – basic	$6.13		$10.84		$12.75		$18.88
Earnings per common and common equivalent share – diluted	$6.01		$10.71		$12.53		$18.62
Weighted average common and common equivalent shares outstanding – basic	17,093		19,419		17,593		19,709
Weighted average common and common equivalent shares outstanding – diluted	17,431		19,666		17,897		19,982
Cash Dividends Declared per Share	$0.02		$0.02		$0.04		$0.04